Exhibit 99.1

DGSE Companies, Inc. Reports Second Quarter Results

Southern Bullion Closure Complete; SEC and Texas Sales Tax Issues Settled

DALLAS--(BUSINESS WIRE)--August 13, 2014--DGSE Companies, Inc. (NYSE MKT: DGSE), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced its financial results for the three and six months ended June 30, 2014.

Second Quarter 2014 Business and Financial Highlights

  The shutdown of the company’s Southern Bullion Coin and Jewelry (“Southern Bullion”) division is now complete. A total of 23 Southern Bullion locations have been closed since February 2014 which represents the entirety of the Southern Bullion operations. We have now reclassified all Southern Bullion operations into discontinued operations.
  DGSE reported a loss from discontinued operations of $3.9 million for the quarter, including the $2.9 million write off of the intangible asset related to the Southern Bullion trade name, and $0.3 million related to fixed assets previously used in Southern Bullion operations.
  Revenues from continuing operations were $17.5 million compared to $23.8 million, a 26% decline compared to the same period in 2013. Significant decreases in both bullion and scrap sales, a result of the drop in gold prices, were partially offset by strong growth in jewelry sales.
  Despite the 26% decline in overall revenue, gross profit from continuing operations improved to $3.0 million, or 17.2% of revenue, compared to $2.9 million, or 12.1% of revenue in the same period last year. The 5.1% improvement was the result of a favorable shift in our sales mix, as high-margin jewelry sales increased, and low margin bullion sales decreased.
  Selling, general and administrative expenses (“SG&A”) from continuing operations remained flat at $3.4 million during the second quarter of 2014, unchanged from the second quarter of 2013, despite the addition of two new stores that were not open in the same period of 2013.
  Net loss from continuing operations was approximately $539,000 or $0.04 per share, compared to net loss from continuing operations of approximately $525,000, or $0.04 per share, in the second quarter of 2013.
  Net loss, inclusive of discontinued operations, was approximately $4,452,000 or $0.36 per share, compared to a net loss, inclusive of discontinued operations, of approximately $1,124,000, or $0.09 per share, in the second quarter of 2013.
  DGSE welcomed two new independent directors to our Board of Directors. Bruce Quinnell and Dennis McGill are both highly experienced, senior executives with decades of business experience and both have spent significant time with prominent national retailers.
  DGSE announced an agreed final judgment in the previously disclosed SEC litigation stemming from the accounting irregularities that resulted in the company’s 2012 restatement of its financials. In connection with the agreed final judgment, DGSE agreed to undertake certain corporate governance reforms, many of which are already in place. The judgment required no payment of civil damages.
  DGSE reached a settlement with the Comptroller of Public Accounts of the State of Texas (the “Comptroller”), to pay approximately $1.1 million in taxes, penalties and interest related to the Comptroller’s Sales and Use Tax Audit of the company for the period of March 1, 2006 to November 30, 2009. Pursuant to the agreement, DGSE will pay the settlement amount over an 18-month period. The company has fully accrued for this expense.

Dusty Clem, Chairman of the Board and Chief Executive Officer, stated, “While our earnings are still below my expectations, DGSE is starting to see the benefits of expanding our focus on high-margin jewelry, diamond and watch sales. This is reflected in the fact that our gross profit actually increased this quarter, despite the fact that our top line revenue was down almost 26% compared to 2013, due to substantially lower gold prices. Our success in focusing on these high-margin segments should show even more benefits as we move into the holiday season.”

Second Quarter 2014 Results

For the quarter ended June 30, 2014, revenues from continuing operations were $17.5 million, a 26% decrease compared to $23.8 million in the quarter ended June 30, 2013, due primarily to significant decreases in both bullion and scrap sales as a result of declining gold prices, which were on average 9% lower (as measured by London PM Fix) than in the same period last year. Declining bullion and scrap revenue in the quarter was partially offset by strong jewelry sales, which continue to show healthy year over year increases.

Gross profit from continuing operations in the quarter was $3.0 million, or 17.2% of revenue, compared to $2.9 million, or 12.1% of revenue, in the prior year quarter. The 5.1% improvement was driven by a favorable shift in our sales mix, as high-margin jewelry sales increased, and low margin bullion sales decreased.

SG&A expenses decreased by approximately $26,000, or 0.8%, in the first quarter, to $3.4 million compared to $3.4 million for the second quarter of 2013. During the quarter, the company incurred $210,000 in incremental operating expenses related to two new stores not yet opened during the same quarter in 2013. During the three months ended June 30, 2014 and 2013, the Company incurred $137,000 and $227,000, respectively, in professional fees and costs associated with the 2012 restatement of our financial statements, the 2010 State of Texas sales tax audit, and related legal matters.

Loss from continuing operations for the second quarter was $539,000 or $0.04 per share compared to a net loss from continuing operations of $525,000, or $0.04 per share, in the second quarter of 2013.

Loss from discontinued operations for the three months ended June 30, 2014 was $3.9 million, related to the Southern Bullion locations closed in February and April of 2014, compared to a net loss of $599,000 for these locations in the same quarter of 2013. Discontinued operations for the current quarter includes the write-off of the $2.9 million intangible asset attributed to the “Southern Bullion Coin & Jewelry” trade name, as well as the write-off of approximately $296,000 in fixed assets previously utilized in Southern Bullion operations.

Net loss for the second quarter was $4.5 million or $0.36 per share, compared to a net loss of $1.1 million, or $0.09 per share, in the second quarter of 2013.

Year-to-Date 2014 Results

In the six months ended June 30, 2014, revenues from continuing operations decreased to $35.6 million, compared to $47.3 million in the same period last year. This decrease was primarily due to lower bullion and scrap sales, compared to the same period last year, mostly due to a significant drop in gold prices, which were on average 15% lower (as measured by London PM Fix) than in the first half of 2013.

Gross profit from continuing operations was $6.2 million or 17.5% of revenue, compared to $6.5 million or 13.7% of revenue in the prior year period. Robust sales of high-margin jewelry increased gross profit as a percentage of revenue which largely offset the reduction in top line revenue.

Selling, general and administrative expenses increased approximately $158,000 or 2.4%, to $6.7 million in the six months ended June 30, 2014 compared to $6.5 million in the prior year. This slight increase was largely the result of the opening of two additional retail locations in 2013, and largely offset by continued cost reduction efforts across all areas. Depreciation and amortization were flat at approximately $182,000, for the six months ended June 30, 2014 as well as the same period in 2013.

The loss from continuing operations for the six months ended June 30, 2014 was $824,000 compared to $333,000 in the same period of 2013.

Loss from discontinued operations for the six months ended June 30, 2014 was $4.2 million related to operations of the Southern Bullion locations closed down in February and April of 2014, compared to a net loss of $489,000 for these locations in the same period of 2013. As noted above, discontinued operations also includes the write-off of the $2.9 million intangible asset attributed to the “Southern Bullion Coin & Jewelry” trade name, as well as the write-off of approximately $296,000 in fixed assets previously utilized in Southern Bullion operations.

Net loss for the six months was $5.0 million or $0.41 per share, compared to a net loss of $0.8 million, or $0.07 per share, in the same period of 2013.

Mr. Clem concluded, “We are happy to have efficiently completed the Southern Bullion closure and to have wrapped up the SEC settlement and Texas sales tax agreement. These legacy issues are now finally behind us as we continue to critically evaluate our store and market configuration, product mix and vendor relationships in order to move the company to consistent profitability.”

Balance Sheet Summary

At June 30, 2014, DGSE Companies had cash and cash equivalents of $2.1 million compared to $2.6 million at December 31, 2013, related to continuing operations. Stockholders’ equity decreased 46% to $5.5 million at June 30, 2014 compared to $10.4 million at December 31, 2013, largely due to the write-off of $3.2 million in intangible and fixed assets of Southern Bullion. As of June 30, 2014, the outstanding balance on the company’s credit facility with NTR was $2.3 million compared to $2.4 million at December 31, 2013.

Conference Call

DGSE Companies management will conduct a live teleconference to discuss its financial results:

Date:	August 13, 2014

Time:	4:30 p.m. ET/3:30 p.m. CT

Dial-in:	1-877-407-9039 if calling from the United States, or 1-201-689-8470 if dialing internationally.

Replay:	A replay will be available until August 20, 2014, which may be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 13588341 to access the replay.

Webcast:	The call will be webcast and will be available by visiting http://public.viavid.com/index.php?id=110473.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, and www.cgdeinc.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

-- Tables follow --

DGSE COMPANIES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,143,730	$2,637,726
Trade receivables, net of allowances	183,633	162,670
Inventories	11,517,687	9,992,156
Prepaid expenses	217,421	138,600
Assets related to discontinued operations	139,104	3,711,740

Total current assets	14,201,575	16,642,892

Property and equipment, net	4,505,609	4,588,695
Intangible assets, net	34,460	41,353
Other assets	115,710	189,425
Noncurrent assets related to discontinued operations	-	3,441,766

Total assets	$18,857,354	$24,904,131

LIABILITIES
Current Liabilities:
Accounts payable-trade	$5,259,356	$5,535,624
Accrued expenses	1,728,203	1,729,528
Customer deposits and other liabilities	1,741,703	2,349,943
Current maturities of long-term debt	126,699	122,536
Current maturities of capital leases	11,328	11,091
Liabilties related to discontinued operations	449,903	589,899

Total current liabilities	9,317,192	10,338,621

Line of credit, related party	2,303,359	2,383,359
Long-term debt, less current maturities	1,687,696	1,757,827

Total liabilities	13,308,247	14,479,807

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 30,000,000 shares authorized; 12,223,584 and 12,175,584 shares issued and outstanding	122,235	121,755
Additional paid-in capital	34,145,174	34,045,654
Accumulated deficit	(28,718,302)	(23,743,085)
Total stockholders' equity	5,549,107	10,424,324

Total liabilities and stockholders' equity	$18,857,354	$24,904,131

DGSE COMPANIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenue:
Sales	$17,518,412	$23,775,109	$35,582,719	$47,305,191
Cost of goods sold	14,508,227	20,889,655	29,361,864	40,844,409
Gross margin	3,010,185	2,885,454	6,220,855	6,460,782

Expenses:
Selling, general and administrative expenses	3,353,921	3,379,671	6,704,140	6,545,902
Depreciation and amortization	94,677	76,658	181,815	181,787
	3,448,598	3,456,329	6,885,955	6,727,689

Operating loss	(438,413)	(570,875)	(665,100)	(266,907)

Other expense (income):
Other (income) expense, net	(31,166)	(726)	(57,661)	2,461
Interest expense	88,330	52,258	169,143	103,962
	57,164	51,532	111,482	106,423

Loss from continuing operations before income taxes	(495,577)	(622,407)	(776,582)	(373,330)

Income tax expense (benefit)	43,491	(97,635)	47,070	(40,035)

Loss from continuing operations	(539,068)	(524,772)	(823,652)	(333,295)

Discontinued operations:
Loss from discontinued operations	(3,913,172)	(599,003)	(4,151,565)	(488,850)

Net loss	$(4,452,240)	$(1,123,775)	$(4,975,217)	$(822,145)

Basic net loss per common share:
Loss from continuing operations	$(0.04)	$(0.04)	$(0.07)	$(0.03)
Loss from discontinued operations	(0.32)	(0.05)	(0.34)	(0.04)
Net loss per share	$(0.36)	$(0.09)	$(0.41)	$(0.07)

Diluted net loss per common share:
Loss from continuing operations	$(0.04)	$(0.04)	$(0.07)	$(0.03)
Loss from discontinued operations	(0.32)	(0.05)	(0.34)	(0.04)
Net loss per share	$(0.36)	$(0.09)	$(0.41)	$(0.07)

Weighted-average number of common shares
Basic	12,210,397	12,175,584	12,202,214	12,175,584
Diluted	12,210,397	12,175,584	12,202,214	12,175,584

CONTACT:
DGSE Companies, Inc.
Dusty Clem, Chairman and CEO, 972-587-4021
investorrelations@dgse.com